Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of iBio, Inc. of our report, dated August 26, 2019, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2019 and 2018 and for the years then ended, which report is included in the Annual Report on Form 10-K of iBio, Inc. for the year ended June 30, 2019. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

February 27, 2020